UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 3, 2008
Santarus, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	0-50651 (Commission File Number)	33-0734433 (I.R.S. Employer Identification No.)
3721 Valley Centre Drive, Suite 400, San Diego, California 92130
(Address of Principal Executive Offices) (Zip Code)
(858) 314-5700

(Registrant’s Telephone Number, Including Area Code)
N/A

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On December 3, 2008, the Board of Directors of Santarus, Inc. (“Santarus”) approved an amendment and restatement of its bylaws (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws amend Article I, Section 9 and insert a new Section 10 to revise and enhance the advance notice requirements for stockholder proposals of business and director nominations to be considered at stockholder meetings. The revised advance notice requirements pertain only to proposals or nominations not made pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. The Amended and Restated Bylaws, among other things:
•	expand the required disclosure for stockholders making proposals or nominations to include, among other things, all ownership interests (including derivatives, swaps, hedges or similar transactions) and any proxy, agreement or relationship that confers to the stockholder proponents a right to vote any shares of Santarus;

•	require stockholders nominating directors to disclose the same information about a proposed director nominee that would be required if the director nominee were submitting a proposal and any material relationships between the stockholder proponents and their affiliates, on the one hand, and the proposed director nominees and their affiliates, on the other hand; and

•	expand disclosures regarding proposed business to include a reasonably detailed description of all agreements, arrangements and understandings between proposing persons and other stockholders of Santarus in connection with the proposed business.
     The foregoing summary of the terms of the Amended and Restated Bylaws is subject to, and qualified in its entirety by, the complete text of the Amended and Restated Bylaws, a copy of which is attached as Exhibit 3.1 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Santarus, Inc.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANTARUS, INC.

Date: December 5, 2008	By: Name:	/s/ Debra P. Crawford Debra P. Crawford
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Santarus, Inc.